                                 Subsidiaries
                                 ------------


Subsidiary and Name                                            Jurisdiction In
Under Which It Does Business                                   Which Organized
----------------------------                                   ---------------
Whirlpool Europe B.V.                                          The Netherlands
Whirlpool Properties, Inc.                                     Michigan
Whirlpool Financial Corporation                                Delaware
Brasmotor S.A.                                                 Brazil

The names of the Company's other subsidiaries are omitted because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a significant subsidiary as of December 31, 1997.